SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NUZEE, INC.
(Exact name of registrant as specified in its charter)

NEVADA	2080	000-55157
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

16955 Via Del Campo, Suite 260 San Diego, CA 92127
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

With Copies To: Karen A. Batcher, Esq. Synergen Law Group, APC 819 Anchorage Place, Suite 28 Chula Vista, CA 91914 Tel. 619.475.7882 Fax. 866.352.4342
National Registered Agents Inc. of NV 1000 East Williams Street, Suite 204 Carson City, Nevada 89701 (800) 550-6724
(Name, address, including zip code, and telephone number, including area code, of agent for service)

From time to time after this Registration Statement is declared effective.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Offering Price Per Share (1)	Aggregate Offering Price	Registration Fee
Common Stock	18,366,873	$0.50	$9,183,436.50	$1,182.83

(1)     Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(2)     Consists of shares of common stock held by 29 selling shareholders.  Pursuant to Rule 416 of the Securities Act, this registration statement shall be deemed to cover additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent  dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend paid with respect to, the registered securities.

The information in this prospectus is not complete and may be changed.   We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.   This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Subject to Completion, Dated June 18, 2014

PROSPECTUS

18,366,873 Shares of Common Stock

NUZEE, INC.

We are registering a total of 18,366,873 shares of our common stock on behalf of the selling shareholders identified under the heading “Selling Shareholders” in this prospectus.  The Selling Shareholders may sell their shares from time to time in the over-the-counter market or any exchange on which our company may be listed in the future at the prevailing market price or in negotiated transactions.  Our shares are currently quoted on the e OTCQB tier of the marketplace maintained by OTC Markets Group, Inc. (“OTCQB”) under the symbol “NUZE”.

We are not selling any shares of our common stock in this offering and therefore will not receive any proceeds from the resale of our common stock pursuant to this offering.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN OUR COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. FOR A DISCUSSION OF SOME OF THE RISKS INVOLVED, SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS JUNE 18, 2014.

TABLE OF CONTENTS

PROSPECTUS SUMMARY

RISK FACTORS

USE OF PROCEEDS

DETERMINATION OF OFFERING PRICE

DILUTION

SELLING SHAREHOLDERS

PLAN OF DISTRIBUTION

DESCRIPTION OF SECURITIES

INTERESTS OF NAMED EXPERTS AND COUNSEL

DESCRIPTION OF BUSINESS

DESCRIPTION OF PROPERTY

LEGAL PROCEEDINGS

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S

COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

FINANCIAL STATEMENTS

SELECTED FINANCIAL DATA

SUPPLEMENTARY FINANCIAL INFORMATION

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

DIRECTORS AND EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

DISCLOSURE OF COMMISSION POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

EXHIBITS

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section titled “Risk Factors” and our consolidated financial statements and the related notes.  You should only rely on the information contained in this prospectus.  We have not, and the selling shareholders have not, authorized any other person to provide you with different information.  This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted.  The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

Unless the context otherwise requires, when we use the words “the Company,” “we,” “us” or “our Company” in this prospectus, we are referring to Nuzee, Inc., a Nevada corporation.

OUR COMPANY

Nuzee Inc. is the operating company that manages a portfolio of branded consumer packaged goods.  The Company was incorporated in July 2011 as Havana Furnishings, Inc. (“Havana”) under the laws of the State of Nevada.  From the date of Incorporation through April 2013, the Company was a development stage company engaged in the business of selling public restaurant and bar furnishings and accessories from Asia to retailer customers at wholesale prices on the internet.  In April 2013, the Company's sole officer decided that it was not economically feasible to continue with the Company’s business plan and began to seek other companies for potential merger.

On April 19, 2013, the Company completed a merger with Nuzee Co., Ltd. a California corporation “Nuzee-CA”) wherein Nuzee Co., Ltd. became a wholly owned subsidiary of Havana.  Pursuant to the Share Exchange Agreement, each of the 33,733,333 outstanding shares of Nuzee-CA common stock was converted into one share of the Company’s common stock.   In addition, upon the closing of the Merger, the Company amended its Articles of Incorporation to change its name from Havana Furnishings, Inc. to Nuzee, Inc.  Nuzee-CA was established in 2011 as an importer and distributor of natural spring water and skincare products as well as energy drinks.

In December, 2013, we completed a merger with our wholly owned subsidiary, Nuzee Co., Ltd. wherein Nuzee Co., Ltd. merged with and into Nuzee, Inc.  Nuzee, Inc. was the surviving company of the merger, and at the closing of the merger, Nuzee Co., Ltd. ceased to exist.

Our global corporate headquarters is located in San Diego, California.  When we refer to our company and its business in this report, we are referring to the business and activities of our consolidated operations.

To date, we mainly distributed natural and organic products produced by 3rd parties.  These legacy product lines which included New Zealand bottled spring water, natural and organic skincare from New Zealand as well as the TorqueTM energy drinks are being phased out and/or discontinued as the Company believes its best near and long term success is to focus resources on our own product line of functional beverages which will enable the Company to control, develop, manufacture and promote its brands from the United States.

During the 2013 fiscal year we began researching and investigating the viability of a new product platform for functional beverages.  We plan to start producing our first family of functional beverages in early 2014.  These products are considered healthy alternatives, with all natural ingredients and provide an added wellness benefit when compared to the traditional non-fortified version of the same beverage.  As a result, Nuzee’s mission is to be a good-for-you company focused on building beverage brands that offer functional and nutritional benefits.

EMERGING GROWTH COMPANY

We are an Emerging Growth Company as defined in the Jumpstart Our Business Startups Act.

We shall continue to be deemed an emerging growth company until the earliest of:

(A)           the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(B)           the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under this title;

(C)           the date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or

(D)           the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting.  This statement shall also assess the effectiveness of such internal controls and procedures.

Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting.

As an emerging growth company we are exempt from Section 14A and B of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have irrevocably opted out of the extended transition period for complying with new or revised accounting standards pursuant to Section 107(b) of the Act.

For so long as we are an emerging growth company, we will be permitted to provide the scaled executive compensation disclosure applicable to smaller reporting companies even if we no longer qualify as a smaller reporting company.  In addition, as an emerging growth company, we are exempt from PCAOB rules regarding mandatory firm rotation or the auditor reporting model.

GOING CONCERN

MaloneBailey, LLP, our independent auditor, has expressed substantial doubt about our ability to continue as a going concern given our recurring losses, large accumulated deficits, dependence on the shareholder to provide additional funding for operating expenses, and no recurring revenues.  Potential investors should be aware that there are difficulties associated with being a new venture, and the high rate of failure associated with this fact.

THE OFFERING

The following is a brief summary of this offering:

Common stock outstanding prior to this offering (as of June 16, 2014)	29,865,357
Common stock being offered for resale to the public through this offering	18,366,873
Common stock outstanding after this offering	29,865,357
Percentage of outstanding common stock to be registered	63.35%

RISK FACTORS

In addition to the other information set forth in this report, you should carefully consider the following factors, which could materially affect our business, financial condition or results of operations in future periods. The risks described below are not the only risks facing our company. Additional risks not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or results of operations in future periods.

RISKS RELATED TO OUR COMPANY

If we cannot sustain profitable operations, we will need to raise additional capital to continue our operations, which may not be available on commercially reasonable terms, or at all, and which may dilute your investment.

We generated a net loss of $1,097,980 for the year ended September 30, 2013 and therefore we cannot guarantee that we will be successful in building a functional beverage business in future periods.

If we are unable to generate sufficient revenues to pay our expenses and our existing sources of cash and cash flows are otherwise insufficient to fund our activities, we will need to raise additional funds to continue our operations. We do not have any arrangements in place to provide additional funds. If needed, those funds may not be available on favorable terms, or at all. Furthermore, if we issue equity or debt securities to raise additional funds, our existing stockholders may experience dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we are unsuccessful in sustaining profitability and reducing our accumulated deficit, and we cannot obtain additional funds on commercially reasonable terms or at all, we may be required to curtail significantly or cease our operations.

Because we have a limited operating history, our ability to fully and successfully develop our business is unknown.

Nuzee Co, Ltd. was incorporated in California in 2011 prior to the merger with Havana Furnishings as a result we have only recently begun developing and producing our functional products, and do not have a significant operating history with which investors can evaluate our business. Our ability to successfully develop our products and to realize consistent, meaningful revenues and profit has not been established and cannot be assured. For us to achieve success, our products must receive broad market acceptance by consumers.  Without this market acceptance, we will not be able to generate sufficient revenue to continue our business operation. If our products are not widely accepted by the market, our business may fail.

Our independent auditor has indicated substantial doubt about our ability to continue as a going concern.

MaloneBailey, LLP, our independent auditor, has expressed substantial doubt about our ability to continue as a going concern given our recurring losses, large accumulated deficits, dependence on the shareholder to provide additional funding for operating expenses, and no recurring revenues.  Potential investors should be aware that there are difficulties associated with being a new venture, and the high rate of failure associated with this fact.

Our financial statements included with this prospectus have been prepared assuming that we will continue as a going concern.  If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to generate revenues, manage development costs and expenses, and compete successfully with our direct and indirect competitors.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the development, production, marketing, and sales of our product. As a result, we may not generate significant revenues in the future. Failure to generate significant revenues in near future may cause us to suspend or cease activities.

We will need additional funds to produce, market, and distribute our product.

We will have to spend additional funds to produce, market and distribute our product. If we cannot raise sufficient capital, we may have to cease operations and you could lose your investment.

There is no guarantee that sufficient sale levels will be achieved.

There is no guarantee that the expenditure of money on distribution and marketing efforts will translate into sales or sufficient sales to cover our expenses and result in profits. Consequently, there is a risk that you may lose all of your investment.

Our development, marketing, and sales activities are limited by our size.

Because we are small and do not have significant capital reserves, we must limit our product development, marketing, and sales activities.  As such we may not be able to scale our production and business development activities to the level required. If this becomes a reality, we may not ever generate revenues and you will lose your investment.

Changes in the nutritional beverage business environment and retail landscape could adversely impact our financial results.

The nutritional and functional beverage business environment is rapidly evolving as a result of, among other things, changes in consumer preferences, including changes based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs; changes in consumer lifestyles; and competitive product and pricing pressures.  In addition, the nutritional beverage retail landscape is very dynamic and constantly evolving, not only in emerging and developing markets, where modern trade is growing at a faster pace than traditional trade outlets, but also in developed markets, where discounters and value stores, as well as the volume of transactions through e-commerce, are growing at a rapid pace. If we are unable to successfully adapt to the rapidly changing environment and retail landscape, our share of sales, volume growth and overall financial results could be negatively affected.

Intense competition and increasing competition in the commercial beverage market could hurt our business.

The commercial retail beverage industry, and in particular the functional beverage segment is still nascent and viewed as highly competitive. Market participants are of various sizes, with various market shares and geographical reach, some of whom have access to substantially more sources of capital.

We will compete generally with many liquid refreshments, including numerous specialty beverages, such as hot and cold coffee and teas.

We will compete indirectly with major international beverage companies including but not limited to: Green Mountain Coffee Roasters, the Coca-Cola Company; PepsiCo, Inc.; Nestlé; Kraft Foods Group, Inc.; and Starbucks. These companies have established market presence in the United States, and offer a variety of beverages that are substitutes to our product. We face potential direct competition from such companies, because they have the financial resources, and access to manufacturing and distribution channels to rapidly enter the health food and beverage market.

We will compete directly with other consumer products participants in the emerging functional beverage sector including BulletProof Coffee, Green Mountain Wellness Coffee, Organo Gold Herbal Coffee, Nuvia Trim Coffee, South Beach Java, Javita, and NatureGift Instant Coffee. These companies could bolster their position in the sector through additional expenditure and promotion.

As a result of both direct and indirect competition, our ability to successfully distribute, market and sell our product, and to gain sufficient market share in the United States and internationally to realize profits may be limited, greatly diminished, or totally diminished, which may lead to partial or total loss of your investments in our company.

Our growth and profitability depends on the performance of third-parties and our relationship with them.

A significant portion of our distribution network and its success depend on the performance of third parties. Any non-performance or deficient performance by such parties may undermine our operations, profitability, and result in total loss to your investment. To distribute our product, we will use a broker-distributor-retailer network whereby brokers represent our products to distributors and retailers who will in turn sell our product to consumers. The success of this network will depend on the performance of the brokers, distributors and retailers of this network. There is a risk that a broker, distributor, or retailer may refuse to or cease to market or carry our product. There is a risk that the mentioned entities may not adequately perform their functions within the network by, without limitation, failing to distribute to sufficient retailers or positioning our product in localities that may not be receptive to our product. Furthermore, such third-parties’ financial position or market share may deteriorate, which could adversely affect our distribution, marketing and sale activities. We also need to maintain good commercial relationships with third-party brokers, distributors and retails so that they will promote and carry our product. Any adverse consequences resulting from the performance of third-parties or our relationship with them could undermine our operations, profitability and may result in total loss of your investment.

We depend on third party manufacturers and ingredients providers to produce all of our products.

Our reliance on third party manufacturers and providers exposes us to a number of risks that are beyond our control, including:

•         Unexpected increases in production costs;

•         Unexpected scheduling delays;

•         Unexpected shortage of ingredients;

•         Loss of priority assignment of any and all supplies and materials;

•         The failure from any of our partners to deliver components or finished goods.

Health benefits of the functional ingredients are not guaranteed.

Although we use ingredient backed by clinical studies that support our claims such health benefits to individuals are not guaranteed. Consequently, negative studies and publicity surrounding any of our ingredients may result in loss of market share or potential market share and hence loss of your investment.

Significant additional labeling or warning requirements or limitations on the availability of our product may inhibit sales of affected products.

Various jurisdictions may seek to adopt significant additional product labeling or warning requirements or limitations on the availability of our product relating to the content or perceived adverse health consequences of our product. If these types of requirements become applicable to our product under current or future environmental or health laws or regulations, they may inhibit sales of our product.

Unfavorable general economic conditions in the United States or elsewhere could negatively impact our financial performance.

Unfavorable general economic conditions, such as a recession or economic slowdown, in the United States could negatively affect the affordability of, and consumer demand for, our product in the United States. Under difficult economic conditions, consumers may seek to reduce discretionary spending by forgoing purchases of our products or by shifting away from our beverages to lower-priced products offered by other companies. Lower consumer demand for our product in the United States could reduce our profitability.

We will rely primarily on the United States and Keurig brewer households to generate adoption and use in our products.

The consumer acceptance for Keurig brewers could decline and negatively impact the market size and growth potential. We are attempting to develop other geographic markets and single-serve brewer platforms for our products, in Asia and other markets.  We are looking for opportunities to generate additional significant customers to reduce our risk associated with customer concentration. We can make no assurance, however, that we will succeed in diversifying our customer base, developing other geographic markets or in becoming less reliant on a small number of significant customers.

If we do not compete effectively in the functional beverage market, our revenues and market share will decline.

The markets for Coffee Blenders are highly competitive. We face competition from larger and better capitalized competitors such as Green Mountain Coffee Roasters, Inc. and many nutraceutical beverage firms which have significantly greater penetration in key markets than we do. Economies of scale allow these competitors to offer product pricing and related incentives that we may be unable to match. We also face competition from a number of smaller competitors. These competitors may be able to:

  develop better and more variety of products
  develop less expensive products
  develop broader channels
  as well as the ability to respond more rapidly to changing market conditions

If we are not successful in enhancing our products, maintaining customer relationships and managing our cost structure so that we can provide competitive prices, we may experience reduced sales and our potential market share may decline.

Our competitive position could be seriously damaged and we may incur substantial expenses if we become party to lawsuits alleging that our products infringe the intellectual property rights of others.

The technology around K-CUP®, K-Cup Brewers and related Keurig know-how and processes may impact our ability and/or our partner’s ability to deliver finished goods.

If we are forced to take any of the foregoing legal actions to defend our products, we could face substantial costs and shipment delays and our business could be seriously harmed. Although we carry general liability insurance, our insurance may not cover potential claims of this type or be adequate to indemnify us for all liability that may be imposed.

In addition, it is possible that our distribution partners or manufacturing partners may seek indemnity from us in the event that our products are found or alleged to infringe upon the intellectual property rights of others. Any such claim for indemnity could result in substantial expenses to us that could harm our operating results.

Our international sales and operations subject us to various risks associated with, among other things, foreign laws, policies, economies, and exchange rate fluctuations.

All of our international sales and operations are subject to inherent risks, which could have a material adverse effect on our financial condition or results of operations. Each country has their own regulations regarding food safety and ingredient panel disclosures. Our ability to meet those requirements may prevent us from launching products or force us to reverse orders and business.

Adverse weather conditions could reduce the supply or demand for our products.

The sales of our products are influenced to some extent by weather conditions in the markets in which we operate.  Also the supply of our raw ingredients could be impacted by adverse weather that increase cost or reduce availability.

Because the majority of our sales are denominated in United States dollars, changes in foreign currency exchange rates affect the market price for our products in countries in which they are sold. If the currency of a particular country weakens against the United States dollar, the cost of our products in that country may increase.

If we are unable to attract and retain key personnel necessary to operate our business, our ability to develop and market our products successfully could be harmed.

We have a small employee base and depend substantially on our current executive officers and key sales, and operational employees. The loss of key employees or the inability to attract or retain qualified personnel, could delay product development and harm our ability to sell our products. Our success depends on our ability to identify, attract and retain qualified management, sales, and marketing personnel.

A substantial portion of our sales are completed on a purchase order basis. Although these purchase orders are generally not cancelable, customers may decide to delay or cancel orders, which could negatively impact our revenues.

Orders covered by firm purchase orders are generally not cancelable; however, customers may decide to delay or cancel orders. In the event that we experience any delays or cancellations, we may have difficulty enforcing the provisions of the purchase order and our revenues could decline substantially. Any such decline could result in us incurring net losses, increasing our accumulated deficit and needing to raise additional capital to fund our operations.

Changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations could increase our costs or reduce our net operating revenues.

The advertising, distribution, labeling, production, safety, sale, and transportation in the United States of our company’s product will be subject to: the Federal Food, Drug, and Cosmetic Act; the Federal Trade Commission Act; the Lanham Act; state consumer protection laws; competition laws; federal, state, and local workplace health and safety laws, such as the Occupational Safety and Health Act; various federal, state and local environmental protection laws; and various other federal, state, and local statutes and regulations. Legal requirements also apply in many jurisdictions in the United States requiring that deposits or certain eco taxes or fees be charged for the sale, marketing, and use of certain non-refillable beverage containers.  The precise requirements imposed by these measures vary.  Other types of statutes and regulations relating to beverage container deposits, recycling, eco taxes and/or product stewardship also apply in various jurisdictions in the United States. We anticipate that additional, similar legal requirements may be proposed or enacted in the future at the local, state and federal levels in the United States. Changes to such laws and regulations could increase our costs or reduce or net operating revenues.

RISK RELATED TO OUR STOCK

Because Nuzee ownership is concentrated with the Chairman controlling a large percentage of our common stock, he has the ability to influence matters affecting our stockholders.

As a result, he has the ability to influence matters affecting our stockholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares of common stock.  Because he controls such shares, investors may find it difficult to replace our management if they disagree with the way our business is being operated. Because their interest could result in management making decisions that are in their best interest and not in the best interest of the general investor base, you may lose some or all of the value of your investment in our common stock.

Because we can issue additional shares of common stock, our stockholders may experience dilution in the future.

We are authorized to issue up to 100,000,000 shares of common stock and 100,000,000 shares of preferred stock, of which 37,957,790  shares of common stock and no share of preferred stock are issued and outstanding as of the date hereof.  Our board of directors has the authority to cause us to issue additional shares of common stock, and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

Our common stock is quoted on the OTC Markets, which may be detrimental to investors.

Our common stock is currently quoted on the OTC Markets. Stocks quoted on the OTC Markets generally have limited trading volume and exhibit a wider spread between the bid and ask quotations as compared to stocks traded on national exchanges. Accordingly, you may not be able to sell your shares quickly or at the market price if trading in our stock is not active.

Trading on the OTC Markets and Bulletin Board exchanges may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our stockholders to resell their shares.

Our common stock is quoted on the OTC Markets and Bulletin Board. Trading in stock quoted on the OTC Markets is often thin and characterized by wide fluctuations in trading prices, due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Markets is not a stock exchange, and trading of securities on the OTC Markets is often more sporadic than the trading of securities listed on a quotation system like NASDAQ a stock exchange like the NYSE. Accordingly, stockholders may have difficulty reselling any of the shares.

A decline in the price of our common stock could affect our ability to raise further working capital, it may adversely impact our ability to continue operations and we may go out of business.

A prolonged decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise capital. Because we may attempt to acquire a significant portion of the funds we need in order to conduct our planned operations through the sale of equity securities, a decline in the price of our common stock could be detrimental to our liquidity and our operations because the decline may cause investors not to choose to invest in our stock. If we are unable to raise the funds we require for all our planned operations, we may be forced to reallocate funds from other planned uses and may suffer a significant negative effect on our business plan and operations, including our ability to develop new products and continue our current operations. As a result, our business may suffer, and not be successful and we may go out of business. We also might not be able to meet our financial obligations if we cannot raise enough funds through the sale of our common stock and we may be forced to go out of business.

Because we do not intend to pay any cash dividends on our shares of common stock in the near future, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and if dividends are paid, there is no assurance with respect to the amount of any such dividend. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission (“SEC”) has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the SEC, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders may offer their shares through public or private transactions, on or off OTCBB, at prevailing market prices, or at privately negotiated prices.  Although our stock is currently listed on the OTCQB tier of the marketplace maintained by OTC Markets Group, Inc. under the symbol “NUZE,” no market for our shares has materialized.  Therefore, we determined the price of our public offering based to the last sale price of our common stock to investors.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 18,366,873 shares of common stock offered through this prospectus.  The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.      The number of shares owned by each prior to this offering;

2.      The total number of shares that are to be offered by each;

3.      The total number of shares that will be owned by each upon completion of the offering;

4.      The percentage owned by each upon completion of the offering; and

5.      The identity of the beneficial holder of any entity that owns the shares.

Name of Selling Shareholder	Shares Owned Prior to this Offering	Shares Being Offered	Shares Held Upon Completion of this Offering (1)	Percent Owned Upon Completion of this Offering (2)
Arata Matsushima (3)	1,520,000	760,000	760,000	2.54
Atsuo Hirayama	10,000	10,000	0	0
Aura A. Nieto De Almanza	40,000	40,000	0	0
Ayako Ogawa	4,167	4,167	0	0
Ayako Terai	10,000	10,000	0	0
Azusa Nakahara	20,833	20,833	0	0
Bolivar De Sedas	40,000	40,000	0	0
Chika Ono	10,000	10,000	0	0
Chikako Sumida	10,000	10,000	0	0
Contribution Co., Ltd. (4)	41,667	41,667	0	0
Craig Hagopian (5)	1,216,000	608,000	608,000	2.04
Daisuke (Sachi) Takemura	20,833	20,833	0	0
Eguchi Steel Co., Ltd. (6)	200,000	200,000	0	0
Eiji Yamaguchi	20,833	20,833	0	0
Eri Fushimi	100,000	100,000	0	0
Eric Enrique Morales Del Sed	60,000	60,000	0	0
Eugenio Martinez Valencia	60,000	60,000	0	0
Fumiko Morikage	10,000	10,000	0	0
Fusako Eguchi	140,000	140,000	0	0
Geraldine M. Auila O.	40,000	40,000	0	0
GTP-1(7)	766,667	766,667	0	0
Hideyuki Kawaguchi	62,500	62,500	0	0
Hiroyasu Kato	20,000	20,000	0	0
Hiroyuki Sakaguchi	20,000	20,000	0	0
Hitoshi Koda	10,000	10,000	0	0
Hutex Corporation (8)	20,000	20,000	0	0
Isamu Kurita	20,000	20,000	0	0
Jackeline Sharpe	60,000	60,000	0	0
Juan Gonzalez Reyes	60,000	60,000	0	0
Jun Endo	10,000	10,000	0	0
Junpei Ando	20,000	20,000	0	0
Kan Yoo Park	10,000	10,000	0	0
Karen De Sedas	40,000	40,000	0	0
Karina Velasquez Banilla	40,000	40,000	0	0
Karla Rodriquez De De Urriola	60,000	60,000	0	0
Katsunori Ohtani	62,500	62,500	0	0

Katsuyoshi Eguchi	828,800	828,800	0	0
Kazuaki Hirayama	20,000	20,000	0	0
Kazuki Nakao	20,833	20,833	0	0
Kazumi Ikeda	1,342,133	1,282,133	60,000	0.20
Kazunobu Izue	10,000	10,000	0	0
Kazushige Okumura	10,000	10,000	0	0
Keisuke Yagami	10,000	10,000	0	0
Ken Saito	20,000	20,000	0	0
Kenji Matsuba	20,389	20,389	0	0
Kenta Ono	10,000	10,000	0	0
Ko Ukai	10,000	10,000	0	0
Koichi Murayama	30,000	30,000	0	0
Koichi Nakamura	333,333	333,333	0	0
Kotaro Shiozawa	100,000	100,000	0	0
Kozo Yamakita	333,333	333,333	0	0
Leonardo Cubilla	60,000	60,000	0	0
Lilia Rosa Aguilar B.	60,000	60,000	0	0
Lohas and Company, Ltd.(9)	333,333	333,333	0	0
Luis E. Rodiguez	60,000	60,000	0	0
Luis Enrique Hernandez	40,000	40,000	0	0
Mahito Morikage	10,000	10,000	0	0
Makoto Mori	200,000	200,000	0	0
Manami Nagata	10,000	10,000	0	0
Maria Del C. Nieto M.	40,000	40,000	0	0
Masaaki Nagase	85,417	85,417	0	0
Masaaki Naruse	10,000	10,000	0	0
Masakazu Shigemori	20,833	20,833	0	0
Masateru Higashida (10)	14,233,633	7,116,817	7,116,816	23.83
Masato Hoshikawa	10,000	10,000	0	0
Mayumi Sakai	10,000	10,000	0	0
Miho Naruse	10,418	10,418	0	0
Minaru Nishihira	10,000	10,000	0	0
Mitsujiro Oike	224,277	224,277	0	0
Mitzila Espinosa	60,000	60,000	0	0
Myung Soon Kim	100,000	100,000	0	0
Naho Eguchi	20,000	20,000	0	0
Naoki Sugiura	10,000	10,000	0	0
Nobuaki Suzuki	20,000	20,000	0	0
Nobuyuki Hiroya	333,333	273,333	60,000	0.20
Norihiko Sumida	10,000	10,000	0	0
Noriko Sugimoto	60,000	60,000	0	0
Noritoshi Terai	10,000	10,000	0	0
Oscar Rodriguez	60,000	60,000	0	0
Oscar Rodriguez	60,000	60,000	0	0

Raimundo Barragan	60,000	60,000	0	0
Ri Park	68,657	68,657	0	0
Ryoji Masuda	20,833	20,833	0	0
Saori Harayama	10,000	10,000	0	0
Satoru Yukie (11)	1,520,000	760,000	760,000	2.54
Seiko Okumura	10,000	10,000	0	0
Scott Rieger	20,000	20,000	0	0
Shinichi Harada	10,000	10,000	0	0
Shun Nakamura	10,000	10,000	0	0
Stefeno Cerutti	60,000	60,000	0	0
Steven I. Bellach Revocable Living Trust (12)	40,000	40,000	0	0
Takafumi Suzue	10,000	10,000	0	0
Takao Kino	10,000	10,000	0	0
Takayuki Naruse	20,302	20,302	0	0
Tatsuya Takase	10,000	10,000	0	0
Teodolinda Bethancourt	40,000	40,000	0	0
Teppei Urayama	10,000	10,000	0	0
Teruko Shirai	10,000	10,000	0	0
Tomohiro Morimoto	20,833	20,833	0	0
Tomoki Kato	120,000	120,000	0	0
Tomotaka Suzuki	31,250	31,250	0	0
Torus International Enterprises Limited (13)	333,333	273,333	60,000	0.20
Toshihiro Tsukada	104,165	104,165	0	0
Travis Gorney	1,520,000	760,000	760,000	2.54
Tsutomu Sakurai	20,000	20,000	0	0
Tsuyoshi Sugimoto	10,000	10,000	0	0
Tsuyoshi(Takeshi) Shirai	104,167	104,167	0	0
Tyseth S. Esquivel	60,000	60,000	0	0
Yasuji Otsubo	40,000	40,000	0	0
Yasuyuki Harayama	10,000	10,000	0	0
Yoshiaki Egami	41,667	41,667	0	0
Yoshiki Nakamura	20,000	20,000	0	0
Yuichi Suzuki	10,417	10,417	0	0
Yukino Niimi	10,000	10,000	0	0
Yuko Takase	10,000	10,000	0	0
Yusuke Fukatsu	10,000	10,000	0	0
Yutaka Misasagawa	10,000	10,000	0	0
TOTAL	28,551,689	18,366,873	10,184,816	34.09

(1)       Assumes that all of the shares offered hereby are sold and that shares owned before the offering but not offered hereby are not sold.

(2)       Based on 29,865,357 shares of common stock outstanding on May 28, 2014.

(3)       Arata Matsushima is a Director of the Company.

(4)       The person with voting and investment control over the securities held by Contribution Co., Ltd. is Mr. Hikaru Taguchi.

(5)       Craig Hagopian is the President, Chief Executive Officer Director of the Company.

(6)       The person with voting and investment control over the securities held by Eguchi Steel Co., Ltd. is Katsuyoshi Eguchi.

(7)       The person with voting and investment control over the securities held by GTP-1 is Naomichi Yamaguchi.

(8)       The person with voting and investment control over the securities held by Hutex Corporation is Katsuyoshi Eguchi.

(9)       The person with voting and investment control over the securities held by Lohas and& Company, Ltd. is Kenichi Miura.

(10)     Masateru (“Masa”) Higashida is a Director of the Company.

(11)     Satoru Yukie is the Chief Financial Officer, Treasurer, Secretary, Chief Operations Officer, and a Director of the Company.

(12)     The person with voting and investment control over the securities held by Steven I. Bellach Revocable Living Trust is Steven I. Bellach.

(13)     The person with voting and investment control over the securities held by Torus International Enterprises, Ltd. is Katsuyoshi Eguchi.

Other than those noted above, none of the selling shareholders:

a)      has had a material relationship with us other than as a shareholder at any time within the past three years; or

b)      has ever been one of our officers or directors.

PLAN OF DISTRIBUTION

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

(1)               On such public markets as the common stock may from time to time be trading;

(2)               In privately negotiated transactions;

(3)               Through the writing of options on the common stock;

(4)               In short sales; or

(5)               In any combination of these methods of distribution.

The sales price to the public is fixed at $0.50 per share until such time as the shares of our common stock are traded on the OTCQB. Although our common stock is currently listed on the OTCQB, public trading of our common stock may never materialize.  If a market for our common stock does materialize on the OTCQB, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.  In these circumstances, the sales price to the public may be:

(1)               The market price of our common stock prevailing at the time of sale;

(2)               A price related to such prevailing market price of our common stock; or

(3)               Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with Rule 144 of the Securities Act.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders named in this prospectus.

We are bearing all costs relating to the registration of the common stock.  The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock.  The selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

(1)               Not engage in any stabilization activities in connection with our common stock;

(2)               Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

(3)               Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

DESCRIPTION OF SECURITIES

COMMON STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

•         have equal ratable rights to dividends if and when a dividend is declared by our board of directors;

•         are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•         do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

•         are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

NON-CUMULATIVE VOTING

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.

CASH DIVIDENDS

As of the date of this prospectus, we have not paid any cash dividends to our stockholder.  The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

PREFERRED STOCK

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares are at the discretion of the board of directors.  Currently no preferred shares are issued and outstanding.

SHARE PURCHASE WARRANTS

On August 1, 2013 the Company’s Board of Directors approved a resolution to grant 1,000,000 warrants to consultants.  To date, no warrants have been granted.

OPTIONS

During October 2013 the Company granted 3,471,665 options to employee. The right to exercise these options shall vest and become 25% exercisable on the first anniversary of when granted, with the exception that 100% of options issued to one employee vested immediately. The remaining options shall vest and become exercisable ratably over the next 36 months, with the exception that options issued to 2 employees shall vest and become exercisable over 18 months and option issued to one employee shall vest and become exercisable as of the effective date of the Option Agreement. The exercise price is $0.48 per share and will expire ten years from the grant date, unless terminated earlier as provided by the Option Agreements.

The fair value of each option award was estimated on the date of grant using the Black-Scholes option valuation model using the assumptions noted as follows: expected volatility was based on historical trading in the company's stock. The expected term of options granted was determined using the simplified method under SAB 107 and represents one-half the exercise period. The risk-free rate is calculated using the U.S. Treasury yield curve, and is based on the expected term of the option. The Company has estimated there will be no forfeitures.

The Black-Scholes option pricing model was used with the following weighted average assumptions for options granted during the three months ended March 31, 2014:

Risk-free interest rate 1% - 2%

Expected option life 5 – 6 years

Expected volatility 300%

Expected dividend yield 0.0%

At March 31, 2014, 2,011,945 options are exercisable and the Company recognized $1,326,055 of stock options expenses during the three months ended March 31, 2014.

CONVERTIBLE SECURITIES

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

ANTI-TAKEOVER PROVISIONS

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

STOCK TRANSFER AGENT

Our transfer agent is QuickSilver Stock Transfer, 6623 Las Vegas Blvd South #255, Las Vegas, Nevada 89119.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The financial statements included in this prospectus and the registration statement have been audited by MaloneBailey LLP and by our former independent auditors, Anton & Chia LLP  to the extent and for the periods set forth in their respective reports appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firms as experts in auditing and accounting.

Karen A. Batcher, Esq of Synergen Law Group, APC our independent legal counsel, has provided an opinion on the validity of our common stock.

DESCRIPTION OF BUSINESS

OVERVIEW

Nuzee Inc. is the operating company that manages a portfolio of branded consumer packaged goods.  The Company was incorporated in July 2011 as Havana Furnishings, Inc. (“Havana”) under the laws of the State of Nevada.  From the date of Incorporation through April 2013, the Company was a development stage company engaged in the business of selling public restaurant and bar furnishings and accessories from Asia to retailer customers at wholesale prices on the internet.  In April 2013, the Company's sole officer decided that it was not economically feasible to continue with the Company’s business plan and  began to seek other companies for potential merger.

On April 19, 2013, the Company completed a merger with Nuzee Co., Ltd. a California corporation (“Nuzee-CA”) wherein Nuzee Co., Ltd. became a wholly owned subsidiary of Havana.  Pursuant to the Share Exchange Agreement, each of the 33,733,333 outstanding shares of Nuzee-CA common stock was converted into one share of the Company’s common stock.   In addition, upon the closing of the Merger, the Company amended its Articles of Incorporation to change its name from Havana Furnishings, Inc. to Nuzee, Inc.  Nuzee-CA was established in 2011 as an importer and distributor of natural spring water and skincare products as well as energy drinks.

Our global corporate headquarters is located in San Diego, California. When we refer to our company and its business in this report, we are referring to the business and activities of our consolidated operations.

To date, we mainly distributed natural and organic products produced by 3rd parties.  These legacy product lines which included New Zealand bottled spring water, natural and organic skincare from New Zealand as well as the TorqueTM energy drinks are being phased out and/or discontinued as the Company believes its best near and long term success is to focus resources on our own product line of functional beverages which will enable the Company to control, develop, manufacture and promote its brands from the United States.

During the 2013 fiscal year we began researching and investigating the viability of a new product platform for functional beverages. We plan to start producing our first family of functional beverages in early 2014.  These products are considered healthy alternatives, with all natural ingredients and provide an added wellness benefit when compared to the traditional non-fortified version of the same beverage.  As a result, Nuzee’s mission is to be a good-for-you company focused on building beverage brands that offer functional and nutritional benefits.

Our operational approach has and will remain to develop and manufacture our products under strict guidelines for good manufacturing and food safety practices before releasing our products to the market.  We own our formulas and work with experts in beverage, nutrition and flavoring sciences to ensure our products not only taste delicious but are also good-for-you using quality and natural ingredients with proven clinical research to support the functional efficacy. We are using multiple manufacturing partners, known in the industry as co-packers, to scale our manufacturing capabilities.

We sell our products directly to consumers through our website portal (in final development) as well as through soon to be announced affiliate online stores and retailers.

MARKET OPPORTUNITY

As an emerging company in the functional beverage sector we are participating in large growing market with historical sales of more than $16 billion with anticipated growth of 3% per year through 2015 according to research by Datamonitor.  Nuzee’s products fall within the nutraceutical drink portion of the functional beverage market which accounts for approximately 6% or $1 billion in the United States annually.

PRINCIPAL PRODUCTS

After careful study and research the company determined its first functional beverage will be a line of single-serve gourmet coffees.  Our decision was based on numerous factors including the market for coffee and its continued growth, the ability to serve a cup of coffee quickly and conveniently as well as the ability for precise dosage of our active ingredients in pre-portioned packs.  Our knowhow is tied to our formula, process and use of natural flavoring to mask the undesired off-notes produced by the added functional ingredient(s) such that the original beverage is preserved and there are no deficiencies in the taste and aroma profile.

Coffee Blenders

Coffee BlendersTM	Product Branding and Packaging
www.coffeeblenders.com Escape for Stress Reduction Lean for Weight Loss Focus for Cognitive Performance

The company will make Coffee BlendersTM available in the first quarter of 2014. We believe Coffee Blenders to be the first line of gourmet specialty grade coffee offered in convenient K-Cups® using only natural ingredients with clinically supported branded nutraceuticals.

Each Coffee Blenders K-cup® will include a total of 11 grams of coffee plus natural ingredients and come in retail packaging of 15 K-Cup packs per box.

The coffee packs are compatible with Keurig K-Cup brewers and systems. Keurig is owned by Green Mountain Coffee Rosters (NASDAQ: GMCR).  A key consideration in launching Coffee Blenders in K-Cup formats was due to the patent protection surrounding the K-Cups expiring in late 2012.  This enables 3rd party companies to produce K-Cup compatible packs for an existing installed base of brewers totaling more than 16 million units according to GMCR company filings and reports.

With the majority of Keurig machines installed in the United States the Company is researching the viability of stick packs for international markets where Keurig brewers are not as popular or available. Additionally, the Company plans to explore other single-serve brewer platforms as well as distribution partnership opportunities as coffee consumption varies around the globe.

We plan to initially launch three functional varieties called Lean (for weight loss), Focus (for cognitive performance) and Escape (for stress reduction). The current family of products all utilize GRAS (Generally Recognized As Safe) ingredients that are also supported by clinical studies using the exact strengthen and dosage recommended by our ingredient partner’s claims and research. Based on market feedback we anticipate introducing another set of functions in the second half of 2014. The Company is in the preliminary product development stages in determining the expansion of new functions and ingredients.

OUR STRATEGY

Our objective is to be a profitable, leading provider of functional beverages. Elements of our business strategy for 2014 include:

•         Secure additional working capital to support growth and development of Nuzee sales and support operations

•         Build product and brand awareness through marketing and communication programs

•         Build an enthusiast and loyal base of consumers for Coffee Blenders

•         Expand family of functional coffees to include new functions and flavors

•         Expand distribution across retail, online and affiliate channels

•         Contract with multiple manufacturing partners to scale production as required

•         Build portfolio of formulas for functional beverages

•         Explore new beverage platforms beyond coffee

CUSTOMERS

Our customers are divided into two groups: direct consumers and distribution partners.

Direct Consumers -- we believe that the existing K-cup single serve household will be our primary target audience.  We plan to reach them through direct response techniques using search marketing and direct advertising to drive purchases on our e-commerce shopping site. Orders will be processed after payment has been received via credit card or other electronic remittance.

Distribution Partners -- we will target outlets and distributors that are engaged in selling beverages such as coffee or teas as well as those who focus on health and wellness products.  All products will be sold on a purchase order basis using standard terms and conditions associated with wholesale procurement with minimum order quantities.  We supply products to these customers on a purchase order basis.

SALES AND MARKETING

Sales revenues reported in fiscal year 2013 were related to legacy product lines which were being discontinued.   Therefore, the some cases the products were sold at a significant discount in order to eliminate inventory as we ready our warehouse for the upcoming Coffee Blenders.

As an emerging product brand we believe that a significant amount of spend is required to generate sales in 2014. We plan to implement a four stage approach:

1.      Build Awareness and Consideration

2.      Generate Trial

3.      Drive Initial Sales

4.      Drive Repeat Sales

We anticipate the need to spend more than one million in target marketing, sampling and test advertising (stages #1 and #2) in 2014. We will use the learning from our advertising campaigns to determine the optimal cost of acquisition in order to scale the business appropriately. We also plan to implement a loyalty club program to encourage repeat orders. Once the Company has metrics on the successfully conversion rate (i.e. from initial sale to repeat order) management will then be in a position to determine our cash requirements to sustain and grow the business.

At this time, most of our products will be sold around the world under the “COFFEE BLENDERS” brand name. However, the Company will consider private label arrangements if the margin structure and distribution potential are economically viable.

MANUFACTURING

We plan to use third party contract manufacturers to provide finished products and goods.  We have agreements in place with suppliers and partners for all components required to deliver a finished Coffee Blenders product.  Currently, the Company has not made any long-term commitments to any suppliers or production partners that will burden or impair the Company’s ability to operate.

We currently purchase our nutraceuticals, Svetol (green coffee bean extract) and Cereboost (American Ginseng extract), from Naturex, Inc. (“Naturex”)  Pursuant to license agreements with Naturex, in order to maintain our license, we are required to purchase an annual minimum amount of product.  Copies of our license agreements with Naturex for Svetol and Cereboost are included with this Registration Statement as Exhibits 10.3 and 10.4 respectively.

We purchase coffee from San Diego Coffee, Tea & Spice, Inc. (“SDCTS”).   Our Agreement with SDCTS commenced on March 7, 2014 and  will remain in force for a period of two years.  After the first two years, the agreement with SDCTS will automatically renew for subsequent one year terms.  Either party can terminate the agreement upon 90 days written notice before the end of any term.  San Diego Coffee, Tea & Spice, Inc. (“SDCTS”) A copy of our agreement with SDCTS is included with this Registration Statement as Exhibit 10.5.

 All of the raw products (ground coffee and nutraceuticals) are sent to Core Supplement Technology, Inc. (“Core”) for mixing into our proprietary blends.  We do not have a written agreement with Core.   Rather, all services performed by Core are on a purchase order basis.  After Core mixes our coffees, the final product is shipped to SDCTS, or our other packager Cafejo, for packaging into single-serving containers commonly known as “K cups” and  boxed for retail sales.

RESEARCH AND DEVELOPMENT

We focus our research and development efforts on developing innovative functional beverages that not only taste delicious but also include a healthy wellness benefit.

Over the course of the last fiscal year Nuzee has maintained a modest R&D budget. With the advent of the functional beverage focus the Company plans to invest more to secure unique flavor and formula profiles but anticipates the out of pocket expense will not be significant as the Company has agreements with flavor and formula design partners to waive development fees in exchange for purchasing the flavorings and ingredients. The Company has contracted product from Blue California and Naturex (Paris Stock Exchange: NRX) both global natural specialty ingredient suppliers who are providing assistance in ingredient identification, testing, marketing support, and clinical studies to accelerate our development efforts.

In 2013, our product development initiatives included:

•         $15,000 developing a raw ingredient selection, blending and flavoring for Coffee Blenders

 For 2014, our research and development initiatives will be concentrated on the following projects:

•         Continued development of our Coffee Blenders series with new functions and ingredients Research of instant coffee with micro-grounds for stick packs Development of functional beverages beyond coffee such as teas or hot chocolate

INTELLECTUAL PROPERTY

Nuzee has filed for trademark registrations in the United States on several marks it intends to use in the beverage industry and is in the process of submitting additional related trademark applications.  The Company intends to continue growing its trademark portfolio in the United States with other related slogans and brands, as those products come closer to launch.  The Company further intends to expand its brand protections outside of the United States, in line with its prospective international growth.

Nuzee intends to aggressively protect, police and assert its intellectual property rights, including product designs, proprietary product research and concepts as well as its trademark portfolio.  Although asserting Nuzee’s rights may result in a substantial cost to the Company, Nuzee’s management strongly believes that the protection of our intellectual property rights is a key component of our operating strategy.  As a result of our company’s continuing R&D efforts, the Company may decide to seek additional protection, if applicable, relating to its formulas, process know-how and proprietary flavors.

In exiting the Torque energy supplement product businesses Nuzee plans to cease using and may abandon its registered TORQ and TORQ WRENCH trademarks acquired from the HydroPouch Corporation.  The Company also plans to not pursue or contest the use of Nuzee as a product brand in association with water and skincare product as we exit those businesses.

The Company has been granted licenses to use the trademarks CEREBOOST and SVETOL in Company materials and on product packaging.  Pursuant to the Trademark License Agreements dated October 11, 2013, the agreement may be terminated by either party, without cause, upon 30 days written notice.  Additionally, if the Company fails to purchase the annual minimum amount of product from the licensor for any 12 month period, the licensor may terminate the Company’s license upon 15 days written notice.

COMPETITION

The beverage industry in general and the coffee sector in particular is extremely competitive. The principal areas of competition include pricing, packaging, development of new products and flavors, and marketing campaigns. Our Coffee Blenders product is competing directly with Green Mountain brands and licensed brands as well as 3rd party coffees in K-Cups®.  While there are more than 200 varieties of K-Cup coffees to choose from there are few, if any functional coffees dedicated to weight-loss, stress reduction or cognitive performance. Green Mountain brands have enjoyed broad, well-established national distribution through well-funded advertising, and product awareness. In addition, companies and brands manufacturing these products generally have far greater financial, marketing, and distribution resources than we do.

Important factors that will affect our ability to compete successfully include taste and functional delivery of our product, trade and consumer promotions, the development of new, unique functions in new and various packaging formats, attractive and unique promotions, branded product advertising, pricing, and the success of our distribution network.

We will also be competing to secure distributors who will agree to market our product over those of our competitors, provide stable and reliable distribution, and secure adequate shelf space in retail outlets and search placement in online stores.

Our Coffee Blender product will compete generally with all hot liquid refreshments, including specialty coffees and teas as well as nutraceutical beverages such as BulletProof Coffee, Green Mountain Wellness Coffee, Organo Gold Herbal Coffee, Nuvia Trim Coffee, South Beach Java, Javita, and NatureGift Instant Coffee as well as the natural ingredients found in pills and powders.

As a result, we continue to look for significant niche markets where our close attention to customer requirements and superior performance are valued.

EMPLOYEES

As of June 18, 2014, we had a total of 7 full-time equivalent employees.  All employees are located in San Diego.  We have a total of four employees involved in executive, general and administrative functions, three involved in sales and marketing.

Our operations are overseen directly by management that engages our employees to carry on our business. Our management oversees all responsibilities in the areas of corporate administration, product development, marketing, and research. We intend to expand our current management to retain other skilled directors, officers, and employees with experience relevant to our business focus. Our management’s relationships will provide the foundation through which we expect to grow our business in the future. We believe that the skill-set of our core management team will be a primary asset in the development of our brands and trademarks.

We have never had a work stoppage, and none of our employees are represented by a labor organization or under any collective bargaining arrangements. We believe our relationships with our employees are good.

GOVERNMENTAL REGULATION

Our Coffee Blenders products are marketed and sold as conventional food or beverages for regulatory purposes, similar to coffee.  Such products are regulated by the U.S. Food and Drug Administration (“FDA”).  Ingredients in such products must be approved food additives or “Generally Regarded as Safe” (“GRAS”); we have been careful to utilize ingredients that are approved food additives or GRAS. We also intend to work with ingredient suppliers, manufacturers, and other trade partners that are compliant with the laws and regulation enforced by the FDA. We have not received, nor are we aware of, any inquiries or other regulatory action from the FDA or any other governmental agency regarding our products. We believe we are in full compliance with all FDA regulations.

The advertising, distribution, labeling, production, safety, sale, and transportation in the United States of our products are subject to the Federal Food, Drug, and Cosmetic Act; the Federal Trade Commission Act; the Lanham Act; state consumer protection laws; competition laws; federal, state and local workplace health and safety laws; various federal, state and local environmental protection laws; and various other federal, state and local statutes and regulations. It will be our policy to comply with any and all legal requirements.

AVAILABLE INFORMATION

Our annual and quarterly reports, along with all other reports and amendments filed with or furnished to the SEC, are publicly available free of charge on the Investor Relations section of our website at www.MYNUZEE.com as soon as reasonably practicable after these materials are filed with or furnished to the SEC. Our corporate governance policies, ethics code and board of directors’ committee charters are also posted within this section of the website. The information on our website is not part of this or any other report we file with, or furnish to, the SEC. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

DESCRIPTION OF PROPERTY

Our principal executive office is located at 16955 Via Del Campo, Suite 260, San Diego, California 92127.  We lease these facilities on an annual basis at a cost of $2,330 per month.  We also lease warehouse space located at 2245 Enterprise Street, Escondido, California 92029 on an annual basis at a cost of $775 per month.  We believe these facilities are suitable for our current needs.

LEGAL PROCEEDINGS

None.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S

COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

Since October 2012, our shares of common stock have been listed for quotation on the OTCQB tier of OTC Markets, under the stock symbol "HVFI.” Our symbol changed to “NUZE” during May 2013 in connection with our reverse merger and our common stock is quoted on OTCQB Market.  The following table shows the reported high and low closing bid prices per share for our common stock based on information provided by the OTCQB. The over-the-counter market quotations set forth for our common stock reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	BID PRICE PER SHARE
Quarters Ended	HIGH	LOW
March 31, 2014	$ 0.00	$ 0.00
December 31, 2013	0.00	0.00
September 30, 2013	0.00	0.00
June 30, 2013	0.00	0.00
March 31, 2013	0.00	0.00
December 31, 2012	0.00	0.00
September 30, 2012	0.00	0.00
June 30, 2012	0.00	0.00

 NUMBER OF SHAREHOLDERS

As of June 18, 2014, the stockholders list for our common stock showed 138 registered stockholders and 29,865,357 shares of common stock issued and outstanding.  The transfer agent of our common stock is QuickSilver Stock Transfer, 6623 Las Vegas Blvd South #255, Las Vegas, Nevada 89119.

DIVIDENDS

We have never declared or paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the growth and development of our business. Payment of future dividends, if any, will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

We had no securities authorized for issuance under our equity compensation plans as of September 30, 2013.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

of NUZEE, Inc.

(A Development Stage Company)

We have audited the accompanying consolidated balance sheet of Nuzee, Inc. and its subsidiaries (a development stage company)  (collectively, the "Company") as of September 30,2013 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended and for the period from November 9, 2011 (inception) through September 30, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the cumulative totals of the Company for the period from November 9, 2011 (inception) to September 30, 2012, which totals reflect a deficit of $285,085 accumulated during the development stage. Those cumulative totals were audited by other independent auditors, whose report, dated April 10, 2013, expressed an unqualified opinion on the cumulative amounts but included an emphasis of a matter. Our opinion, insofar as it relates to amounts included for that period is based on the report of the other independent auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nuzee, Inc. and its subsidiaries as of September 30, 2013 and the results of their consolidated operations and their cash flows for the year then ended and the period from November 9, 2011 (inception) through September 30, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

January 14, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

NUZEE Co., Ltd.:

We have audited the accompanying balance sheet of Nuzee Co., Ltd. (the “Company”) as of September 30, 2012, and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from inception, November 9, 2011 to September 30, 2012.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to the above present fairly, in all material respects, the financial position of Nuzee Co., Ltd. as of September 30, 2012, and the results of its operations and cash flows from inception November 9, 2011 to September 30, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ Anton & Chia, LLP

San Diego, California

January 10, 2014

Nuzee, Inc.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET (Audited)

	September 30, 2013	September 30, 2012

ASSETS
Current Assets
Cash	$1,110,661	$165,484
Accounts Receivable	13,195	-
Related Party Receivable	139,661	-
Inventories	-	73,241
Prepaid expenses and deposits	16,896	14,938
Total current assets	1,280,413	253,663

Equipment, net	8,663	2,475
Intellectual property	-	42,818

Total Assets	$1,289,076	$298,956

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$55,822	$79,886
Advances from Stockholders'	50,000	149,710
Other Current Liabilities	9,563	7,011
Total Current Liabilities	115,385	236,607

Stockholders' Equity
Preferred stock; 100,000,000 shares authorized, $0.00001 par value; 0 shares issued and outstanding	-	-
Common stock; 100,000,000 shares authorized, $0.00001 par value; 37,957,790 and 30,400,000 shares issued and outstanding	380	304
Additional paid in capital	2,556,349	347,103
Accumulated deficit	(1,383,038)	(285,058)
Total Stockholders' Equity	1,173,691	62,349

Total Liabilities and Stockholders' Equity	$1,289,076	$298,956

The accompanying notes are an integral part of these audited financial statements.

Nuzee, Inc.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Audited)

	Year Ended September 30, 2013	For the period from November 9, 2011 (Inception)to September 30, 2012	For the period from November 9, 2011 (Inception)to September 30, 2013
Revenues	$ 122,232	$ -	$ 122,232
Cost of revenues	155,254	89,552	244,806
Gross profit (loss)	(33,022)	(89,552)	(122,574)
Operating expenses	1,065,728	195,506	1,261,234
Loss from operations	(1,098,750)	(285,058)	(1,383,808)

Other Income	770	-	770

Net loss	$ (1,097,980)	$ (285,058)	$ (1,383,038)

Basic and diluted loss per common share	$ (0.03)	$ (0.01)

Basic and diluted weighted average number of common shares outstanding	34,915,497	30,400,000

The accompanying notes are an integral part of these audited financial statements.

Nuzee, Inc.
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For the period from November 9, 2011 (Inception) to September 30, 2013
(Audited)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders' Equity
	Shares	Amount

Balance, November 9, 2011	-	$ -	$ -	$ -	$ -

Common Stock issued for cash	27,360,000	274	304,315	-	304,589
Common Stock issued for intellectual property	3,040,000	30	42,788	-	42,818
Net Loss	-	-	-	(285,058)	(285,058)

Balance, September 30, 2012	30,400,000	$ 304	$ 347,103	$ (285,058)	$ 62,349

Common Stock issued debt	1,247,583	12	149,698	-	149,710
Common Stock issued for cash	7,150,207	72	2,102,358		2,102,430
Reverse merger adjustment	2,200,000	22	(22)		-
Common stock cancellation	(3,040,000)	(30)	(42,788)		(42,818)

Net Loss	-	-	-	(1,097,980)	(1,097,980)

Balance September 30, 2013	37,957,790	$ 380	$ 2,556,349	$ (1,383,038)	$ 1,173,691

 The accompanying notes are an integral part of these audited financial statements

Nuzee, Inc.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Audited)

	For the Year Ended September 30, 2013	For the period from November 9, 2011 (Inception) to September 30, 2012	For the period from November 9, 2011 (Inception) to September 30, 2013
Operating Activities:
Net loss	$ (1,097,980)	$ (285,058)	$ (1,383,038)
Adjustments to reconcile net loss to net cash
used by operating activities:
Depreciation	587	124	711
Provision for obsolete inventory	61,481	80,422	141,903
Changes in operating assets and liabilities:
Accounts Receivable	(13,195)	-	(13,195)
Related Party Receivables	(139,661)	-	(139,661)
Inventories	11,761	(153,664)	(141,903)
Prepaid expenses and deposits	(1,959)	(14,937)	(16,896)
Accounts payable	(24,064)	79,886	55,822
Other Current Liabilities	2,552	7,011	9,563

Net cash used by operating activities	(1,200,478)	(286,216)	(1,486,694)

Investing Activities:
Purchase of equipment	(6,775)	(2,599)	(9,374)
Net cash used by investing activities	(6,775)	(2,599)	(9,374)

Financing Activities:
Advances from Stockholders	50,000	149,710	199,710
Proceeds from issuance of common stock	2,102,430	304,589	2,407,019
Net cash provided by financing activities	2,152,430	454,299	2,606,729

Net change in cash	945,177	165,484	1,110,661
Cash, beginning of period	165,484	-	-
Cash, end of period	$ 1,110,661	$ 165,484	$ 1,110,661

Supplemental disclosure of cash flow information:
Cash paid for interest	$ -	$ -	$ -
Cash paid for taxes	$ -	$ -	$ -

Non Cash Investing and Financing Activities:
Common Stock issued for conversions of advance from stockholder	$ 149,710	$ -	$ -
Common Stock issued in exchange for acquisition of intellectual property	$ -	$ 42,818	$ -
Cancellation of common stocks	$ (42,818)	$ -	$ -

The accompanying notes are an integral part of these audited financial statements

NUZEE, INC.

Notes to Consolidated Financial Statements

September 30, 2013

1. ORGANIZATION

Nuzee, Inc. (the “Company”) was incorporated on November 9, 2011 in Nevada. The Company is a start-up organization which markets and distributes consumer products primarily in the beverage segment. Additionally, while the Company primarily intends to purchase its proprietary products and resell, the Company may also engage in contract manufacturing where the Company purchases raw materials and retains a contract converter to process the raw materials into finished products for resale. The Company is affiliated with international businesses that distribute the same products in Asia.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying audited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), and include all the notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for fair presentation of the financial statements have been included.

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying financial statements. The Company is classified as a development stage enterprise under GAAP and has generated limited revenues from its principal operations from inception through September 30, 2013.

Development Stage and Capital Resources

Since its inception, the Company has devoted substantially all of its efforts to business planning, research and development, recruiting management and technical staff, acquiring operating assets and raising capital. Accordingly, the Company is considered to be in the development stage as defined in GAAP . The Company has generated limited revenues from its principal operations, and there is no assurance of future revenues. As of September 30, 2013, the Company had decided to discontinue the sale of skin care products.

Use of Estimates

In preparing these financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments include cash, accounts payable, and accrued liabilities. The estimated fair value of these instruments approximates its carrying amount due to the short maturity of these instruments.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with maturities of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of September 30, 2013.

Accounts Receivable

Trade accounts receivable are periodically evaluated for collectability based on past credit history with customers and their current financial condition. Bad debts expense or write offs of receivables are determined on the basis of loss experience, known and inherent risks in the receivable portfolio and current economic conditions. There have been no write-offs during the various periods being reported on.

Revenue Recognition

The Company will recognize revenue only when the price is fixed and determinable, persuasive evidence of an arrangement exists, the products are delivered and collectability of the resulting receivable is reasonably assured.

Inventory

Inventory, consisting principally of products held for resale, is stated at the lower of cost or market, using the weighted average cost method or net realizable value. The Company review inventory levels at least annual and records a valuation allowance when appropriate. At September 30, 2013 and 2012 the Company concluded there was impairment to the carrying value of the inventory of $61,481 and $80,422 respectively, the amount reflected on the balance sheet is net of this adjustment.

Equipment, net

Equipment is stated at cost. The Company depreciates equipment on a straight line basis. Office equipment is depreciated over a 3 year life, vehicles over a 5 year life, and other assets over a 10 year life. Depreciation expense for the years ended September 30, 2013 and 2012 was $587 and $124, respectively. Repair and maintenance costs are expensed as incurred.

Samples

The Company distributes samples of its products as a component of its marketing program. Costs for samples are expensed at the time the samples are shipped.

Long-Lived Assets

In accordance with Financial Accounting Standards Board ( “ FASB ” ) Accounting Standards Codification ( “ ASC ” ) 360, Property, Plant and Equipment, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicated that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and a current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value. No impairment losses were recognized for the years ended September 30, 2013 and 2012.

Income Taxes

In accordance with ASC 740 - Income Taxes, the provision for income taxes is computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

The Company also follows the guidance related to accounting for income tax uncertainties. In accounting for uncertainty in income taxes, the Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. No liability for unrecognized tax benefits was recorded as of September 30, 2013 and 2012.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company places its cash with high quality banking institutions. From time to time, the Company may maintain cash balances at certain institutions in excess of the Federal Deposit Insurance Corporation limit.

Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3. RELATED PARTY TRANSACTIONS

The Company purchased $10,454 of skin care products, for resale, from an entity controlled by the Company’s majority shareholder. Those items are included in inventory at September 30, 2012. During 2012, the Company has received advances, from its majority shareholder totaling, $150,014, due on demand, which are included with other liabilities on the Balance Sheet.

During fiscal year ended September 30, 2013, the Company issued 1,247,583 common stocks to convert $149,710 of advance from shareholders. The company also received $50,000 in exchange for a note, from its majority shareholder, which are due on January 9, 2016 and bear interest rate of 2% per annum. As of September 30, 2013, the Company had a balance of $50,000 of advance from shareholders’.

During the year ended September 30, 2013, the Company made a deposit of $139,661 towards the purchase of skin care products, for resale, from an entity controlled by the Company’s majority shareholder. Subsequent to this commitment, the Company decided to discontinue the sale of skin care products, and cancelled the purchase order. The Company has requested a return of the deposit from the supplier, and this amount is reflected as a related party receivable. Subsequent to September 30, 2013, the Company had entered into a Compromise Agreement to settle the related party receivable. See note 8.

4. INTELLECTUAL PROPERTY

On September 17, 2012 the Company issued 3,040,000 shares at the estimated fair market value of $.014085 per share in exchange for an assignment of certain intellectual property rights to one of the Company’s principal product offerings. These shares were valued at $42,818.

The Company in July 2013 did not receive the value represented to it in connection with the issuance of 3,040,000 of these shares, and as a result, revoked such issuance.

5. REVERSE MERGER

During April, 2013 Havana Furnishings Inc. consummated a share exchange with Nuzee, Co., Ltd. in which Havana Furnishings Inc. issued 33,733,333 common shares in exchange for 100% of the outstanding shares of Nuzee, Co., Ltd. Also as part of this transaction, the Company changed its name from Havana Furnishings Inc. to Nuzee, Inc. At the closing, there were approximately 33,733,333 Nuzee, Co., Ltd. shares outstanding. Pursuant to the share exchange agreements, the shares of Nuzee, Co., Ltd. common stock were exchanged for 33,733,333 new shares of the Company’s common stock, par value of $0.00001per share. At the closing of the agreement, Havana Furnishings Inc. had 2,200,000 shares of common stock issued and outstanding.

For accounting purposes, this transaction is being accounted for as a reverse merger and has been treated as a recapitalization of Havana Furnishings Inc., with Nuzee, Co., Ltd. is considered the accounting acquirer, and the financial statements of the accounting acquirer became the financial statements of the registrant. The Company did not recognize goodwill or any intangible assets in connection with the transaction. The 33,733,333 shares issued to the shareholder of Nuzee, Co., Ltd. and its designees in conjunction with the share exchange transaction have been presented as outstanding for all periods. The historical consolidated financial statements include the operations of the accounting acquirer for all periods presented.

6. COMMON STOCK

On September 7, 2012, the Company issued 4,560,000 shares in total to three subscribers for cash at $.0001 per share for total proceeds of $456.

Also, on September 7, 2012 the Company issued 1,216,000 shares to a subscriber for cash at $.0001 per share for total proceeds of $122.

Also, on September 17, 2012 the Company issued 21,584,000 shares to a subscriber for cash at $.014085 per share for total proceeds of $304,011.

During the fiscal year ended September 30, 2013, the Company entered into subscription agreements with accredited investors and sold 7,150,207 shares at $0.12, $0.22 and $0.48 per share, for an aggregate purchase price of $2,102,430.

7. INCOME TAX

As of September 30, 2013 and September 30, 2012, there were no differences between financial reporting and tax bases of assets and liabilities. The Company will have tax losses available to be applied against future years' income as result of the losses incurred. However, due to the losses incurred in the period and expected future operating results, management determined that it is more likely than not that the deferred tax asset resulting from the tax losses available for carry forward will not be realized through the reduction of future income tax payments. Accordingly a 100% valuation allowance has been recorded for deferred income tax assets. Net operating loss carry forward is $285,058 and $1,383,038 as of September 30, 2013 and 2012 and will begin expiring in 2032.

Deferred tax assets consisted of the following as of September 30, 2013 and 2012:

	2013	2012
Net Operating Losses	484,063	99,770
Valuation Allowance	(484,063)	(99,770)

8. SUBSEQUENT EVENTS

During October 2013 the Company granted 3,471,665 options to employee pursuant to the Company’s 2013 Stock Incentive Plan. The right to exercise these options shall vest and become 25% exercisable on the first anniversary of when granted, with the exception that 100% of options issued to one employee vested immediately. The remaining options shall vest and become exercisable at thirty-sixth (1/36th) of the Shares on the last day of each successive calendar month for each full month of Continuous Service provided by the Optionee, with the exception that options issued to 2 employees shall vest and become exercisable over 18 months.  The exercise price is $0.48 per share and will expire ten years from the grant date, unless terminated earlier as provided by the option agreements.

During October 2013, the Company entered into a Compromise Agreement with the Company’s majority shareholder. In consideration of the compromises contained in the agreement the Company’s majority shareholder agreed to forgive a note in the amount of $50,000, cancel 8,966,100 shares, and the Company forgave the related party receivable of $139,661.

Nuzee, Inc.
(A Development Stage Company)
CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 31, 2014	September 30, 2013

ASSETS
Current Assets
Cash	$ 796,343	$ 1,110,661
Accounts Receivable	306	13,195
Related Party Receivables		139,661
Inventories	49,567	-
Prepaid expenses and deposits	46,891	16,896
Total current assets	893,107	1,280,413

Equipment, net	9,547	8,663

Total Assets	$ 902,654	$ 1,289,076

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$ 29,430	$ 55,822
Advances from Stockholders'	-	50,000
Other Payable	102,000	-
Other Current Liabilities	51,642	9,563
Total Current Liabilities	183,072	115,385

Stockholders' Equity
Preferred stock; 100,000,000 shares authorized, $0.00001 par value; 0 shares issued and outstanding	-	-
Common stock; 100,000,000 shares authorized, $0.00001 par value; 29,605,357 and 37,957,790 shares issued and outstanding	296	380
Additional paid in capital	4,161,027	2,556,349
Deficit accumulated during the development stage	(3,441,741)	(1,383,038)
Total Stockholders' Equity	719,582	1,173,691

Total Liabilities and Stockholders' Equity	$ 902,654	$ 1,289,076

The accompanying notes are an integral part of these unaudited consolidated financial statement.

Nuzee, Inc.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013	Six Months Ended March 31, 2014	Six Months Ended March 31, 2013	For the period from November 9, 2011 (Inception) to March 31, 2014

Revenues	$ 312	$ 20,387	$ 312	$ 57,211	$ 122,544
Cost of revenues	188	13,855	188	33,063	244,994
Gross profit (loss)	124	6,532	124	24,148	(122,450)
Operating expenses	656,135	229,260	2,059,015	427,338	3,320,249
Loss from operations	(656,011)	(222,728)	(2,058,891)	(403,190)	(3,442,699)

Other Income (Expense)	45	(42,818)	188	(42,210)	958
					-
Net loss	$ (655,966)	$ (265,546)	$ (2,058,703)	$ (445,400)	$ (3,441,741)

Basic and diluted loss per common share	$ (0.02)	$ (0.01)	$ (0.07)	$ (0.01)

Basic and diluted weighted average number of common shares outstanding	29,005,062	33,733,333	30,088,876	32,597,802

The accompanying notes are an integral part of these unaudited consolidated financial statement.

Nuzee, Inc.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended March 31, 2014	Six Months Ended March 31, 2013	For the period from November 9, 2011 (Inception) to March 31, 2014
Operating Activities:
Net loss	$ (2,058,703)	$ (445,400)	$ (3,441,741)
Adjustments to reconcile net loss to net cash
used by operating activities:
Stock-based compensation	1,326,055	-	1,326,055
Depreciation	1,044	186	1,755
Provision for obsolete inventory	-	-	141,903
Changes in operating assets and liabilities:
Accounts Receivable	12,889	(502)	(306)
Related Party Receivables	-	(139,661)	(139,661)
Inventories	(49,567)	64,824	(191,470)
Prepaid expenses and deposits	(29,995)	(4,921)	(46,891)
Other Assets	-	42,818	-
Accounts payable	(26,392)	(55,845)	29,430
Other Current Liabilities	42,079	(6,111)	51,642

Net cash used by operating activities	(782,590)	(544,612)	(2,269,284)

Investing Activities:
Purchase of furniture and equipment	(1,928)	-	(11,302)
Net cash used by investing activities	(1,928)	-	(11,302)

Financing Activities:
Advances from Stockholders	-	540,000	199,710
Proceeds from pending issuance of common stock	102,000	-	102,000
Proceeds from issuance of common stock	368,200	249,390	2,775,219
Net cash provided by financing activities	470,200	789,390	3,076,929

Net change in cash	(314,318)	244,778	796,343
Cash, beginning of period	1,110,661	165,484	-
Cash, end of period	$ 796,343	$ 410,262	$ 796,343

Supplemental disclosure of cash flow information:
Cash paid for interest	$ -	$ -	$ -
Cash paid for taxes	$ -	$ -	$ -

Non Cash Investing and Financing Activities:
Common Stock issued for conversions of advance from stockholder	$ -	$ 150,610	$ 149,710
Common Stock issued in exchange for acquisition of intellectual property	$ -	$ -	$ 42,818
Cancellation of common stocks	$ (139,661)	$ -	$ (182,479)

The accompanying notes are an integral part of these unaudited consolidated financial statement.

Nuzee, Inc.

(A Development  Stage  Company)

N OTE S  TO C O NS OL IDA TE D  F INANCIA L  S T A TEME N T S

(Unaudited)

March 31, 2014

1.       BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited interim financial statements of Nuzee, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in the Company’s annual report on Form 10-K for the initial period ended September 30, 2013 as filed with the SEC. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the consolidated financial statements which would substantially duplicate the disclosure contained in the audited financial statements as reported in the annual report on Form 10-K have been omitted.

Going Concern

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which contemplates continuation of the Company as a going concern. The Company has had recurring losses, large accumulated deficits, is dependent on the shareholder to provide additional funding for operating expenses and has no recurring revenues. These items raise substantial doubt about the Company’s ability to continue as a going concern.

Equity based payments

The Company accounts for equity instruments issued to employees in accordance with ASC 718 "Stock Compensation". Under this guidance, stock compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the estimated service period (generally the vesting period) on the straight-line attribute method.

2.      RELATED PARTY TRANSACTIONS

During October 2013, the Company entered into a Compromise Agreement with the Company’s majority shareholder to settle the related party receivable. In consideration of the compromises contained in the agreement the Company’s majority shareholder agreed to forgive a note in the amount of $50,000, cancel 8,966,100 shares, and the Company forgave the related party receivable of $139,661.

3.     COMMON STOCK

During March 2014, the Company sold 613,667 shares at $0.60 per share, for an aggregate purchase price of $368,200.

During March 2014, the Company received $102,000 in funds as deposits to be applied to the purchase of 170,000 shares of common stock.

4.  STOCK OPTIONS

During October 2013 the Company granted 3,471,665 options to employee. The right to exercise these options shall vest and become 25% exercisable on the first anniversary of when granted, with the exception that 100% of options issued to one employee vested immediately. The remaining options shall vest and become exercisable ratably over the next 36 months, with the exception that options issued to 2 employees shall vest and become exercisable over 18 months and option issued to one employee shall vest and become exercisable as of the effective date of the Option Agreement. The exercise price is $0.48 per share and will expire ten years from the grant date, unless terminated earlier as provided by the Option Agreements.

The fair value of each option award was estimated on the date of grant using the Black-Scholes option valuation model using the assumptions noted as follows: expected volatility was based on historical trading in the company's stock. The expected term of options granted was determined using the simplified method under SAB 107 and represents one-half the exercise period. The risk-free rate is calculated using the U.S. Treasury yield curve, and is based on the expected term of the option. The Company has estimated there will be no forfeitures.

The Black-Scholes option pricing model was used with the following weighted average assumptions for options granted during the three months ended March 31, 2014:

Risk-free interest rate 1% - 2%

Expected option life 5 – 6 years

Expected volatility 300%

Expected dividend yield 0.0%

At March 31, 2014, 2,011,945 options are exercisable and the Company recognized $1,326,055 of stock options expenses during the six months ended March 31, 2014.

5.  SUBSEQUENT EVENTS

During May 2014 the Company granted 100,000 option shares of the Common Stock of the Company.  The right to exercise these options shall vest and become exercisable in equal eight quarterly installments over twenty-four  months with an exercise price equal to the current fair market value per share on the date of grant.

During April through May, 2014, the Company entered into subscription agreements with accredited investors and sold 260,000 shares at $0.60 per share, for an aggregate purchase price of $156,000.

 SELECTED FINANCIAL DATA

As a smaller reporting company, we are not required to provide the information required by this item.

SUPPLEMENTARY FINANCIAL INFORMATION

As a smaller reporting company, we are not required to provide the information required by this item.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following plan of operation provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our financial statements and notes thereto. This section includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

PLAN OF OPERATIONS

Short Term Goals (12 Months)

Over the next 12 months, the Company’s growth plans include continuing efforts to:

•         Build a targeted distribution network for our Coffee Blenders functional beverages by signing the retailers that serve the K-cup and Coffee replenishment channels;

•         Increase awareness for Coffee Blenders through communications and sampling programs;

•         Establish the Nuzee brands top 3 in their product categories consistent with our mission of providing natural products that work.

We have retained and plan to expend our sales and marketing team who can immediately contribute to our network of US and international channels as such seeding our product becomes a near term priority.  We have already started developing working relationships with key online and national distributors who serve the coffee and single-serve pod consumers.  We plan to accelerate our traction by using manufacturer representatives with food and beverage experience.

In order to build distribution the Company is first determining the total distribution launch cost among the potential channels as each has their own upfront and recurring cost structure.  Under investigation are the following company directed channels:

•         direct – coffeeblenders.com shopping via search and digital marketing

•         e-commerce affiliates (such as Amazon)

•         select health and wellness retailers

•         key mass/grocery retailers

•         Club/Other

Each of the above is compared using a host of costing parameters not limited to the following: product slotting fees, overall margin requirements, market development fees, return allowances, broadcast advertising and promotional marketing plans, in-store and channel detailing, product sampling and customer demoing as well as transportation and logistics cost, cross dock fees, shelf-life expiration swaps, and initial and recurring inventory loading levels.

In conjunction with the above channel assessment, the Company is also exploring custom and private labeling whereby the company licenses the product formulation, trademarks, and other assets in two ways:

1.                  Multi-Level Marketing (MLM) Firms – for example manufacturer on behalf of “Amway” for product extensions of their Great Value and Equate private brands.

2.                    Product Brands – for example license to “Maxwell House” the Coffee Blender product as a new product line extension to expand their single-serve business.

The Company plans going forward include the following milestones:

Milestone	Timing	Est. Cost/Funding Source
Finalize Products & Pricing - New Product Functions and Versions	December – February (Phase I) March-May (Phase II)	$25,000 (Phase I) $20,000 (Phase II) Previous Sale of Equities
Staff (retain and expand)	February - June	$20,000-30,000/Mo. Recurring Previous Sale of Equities
Launch Market and Promotion Plan - PR - Sampling - Advertising	January – Ongoing	$500,000-$750,000 Annual Previous and Future Sale of Equities + Product Contribution
Explore OEM/Private Label Opportunities	March – Ongoing	n/a

If we are unable to receive funding our plans will be dramatically and negatively impacted such that we will prioritize go to market strategies based on reduced operations and available capital.

Long Term Goals (Five Years)

The Company believes that there will be significant expansion opportunities in existing markets through new products as well as in new regions outside of the United States in a combination of market development and product licensing.

The Company believes that our limited resources may pose a challenge to our expansion goals and therefore anticipates that it may require additional capital in future years to fund expansion. There can be no assurance that our expansion strategy will be accretive to our earnings within a reasonable period of time. However, the Company believes that it can improve its operational efficiencies and reduce the need for new capital by carefully managing the business based on the following economic fundamentals within accretive margin and cost contribution modeling.

RESULTS OF OPERATIONS

From inception on November 9, 2011 through March 31, 2014, we have accumulated losses of $3,441,741.  This loss was for the discontinued sale of skin care products, Torque energy drinks and New Zealand bottled water.   We are presently in the development phase of our new product platform for functional beverages and we can provide no assurance that we will be able to attain profitability.

From inception through March 31, 2014, we earned revenues of $122,544 from sales of our products and incurred operating expenses in the amount of $3,320,249. These operating expenses included the research and the preparation of our business plan in addition to general and administrative expenses. We anticipate our operating expenses will increase as we further undertake our plan of operations. The increase will be attributed to costs associated with production, storage and delivery of our products as well as research and development of new products.

We expect sales in 2014 from our new products through a combination of direct to consumer through our website portal, product awareness as well as through affiliate online stores and retailers.

LIQUIDITY AND CAPITAL RESOURCES

On May 28, 2013, we completed a closing of a private offering of shares of the Company’s common stock, par value $0.00001 per share at a price of $0.22 per share, for an aggregate purchase price of $490,000.  Upon the closing, the Company issued 2,226,665 shares of its common stock to pursuant to the Offering. We issued the securities to non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in offshore transactions in which we relied on the registration exemption provided for in Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

On July 12, 2013, we completed a closing of a private offering of shares of the Company’s common stock, par value $0.00001 per share (the “Shares”), at a price of $0.48 per share, for an aggregate purchase price of $1,362,140.  Upon the closing, the Company issued 2,837,792 shares of its common stock to pursuant to the Offering.  We issued the securities to non-U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933, as amended) in offshore transactions in which we relied on the registration exemption provided for in Regulation S and/or Section 4(2) of the Securities Act of 1933, as amended.

As of March 31, 2014 we had cash (operating capital) of $796,343  and we have no long-term debt. We have not attained profitable operations since inception.   We expect to spend between $2 million - $4 million in expenses over the next 12 months.  Our current cash balance as of March 31, 2014 is not sufficient to fund our operations for the next twelve months.  Therefore, the Company intends to engage in additional financing through the sale of equity securities.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements that have been prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP"). This preparation requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. US GAAP provides the framework from which to make these estimates, assumption and disclosures. We choose accounting policies within US GAAP that management believes are appropriate to accurately and fairly report our operating results and financial position in a consistent manner. Management regularly assesses these policies in light of current and forecasted economic conditions. While there are a number of significant accounting policies affecting our financial statements, we believe the following critical accounting policies involve the most complex, difficult and subjective estimates and judgments:

Revenue Recognition

Revenue is recognized in accordance with Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, as revised by SAB No. 104. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectability is reasonably assured. Ownership and title of our products pass to customers upon delivery of the products to customers. Certain of our distributors may also perform a separate function as a co-packer on our behalf. In such cases, ownership of and title to our products that are co-packed on our behalf by those co-packers who are also distributors, passes to such distributors when we are notified by them that they have taken transfer or possession of the relevant portion of our finished goods.

Cost of Sales

The Company records external shipping and handling expenses in cost of sales.

Inventories

Inventories are stated at the lower of cost or market. Cost is being measured using weighted average. We regularly review whether the realizable value of our inventory is lower than its book value. If our valuation shows that the realizable value is lower than book value, we take a charge to expense and directly reduce the value of the inventory.

The Company estimates its reserves for inventory obsolescence by examining its inventories on a quarterly basis to determine if there are indicators that the carrying values exceed net realizable value. Indicators that could result in additional inventory write downs include age of inventory, damaged inventory, slow moving products and products at the end of their life cycles. While management believes that the reserve for obsolete inventory is adequate, significant judgment is involved in determining the adequacy of this reserve.

RECENT ACCOUNTING PRONOUNCEMENTS

There have been no recently issued Accounting Pronouncements that impact us.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

RESIGNATION OF MALONEBAILEY, LLP AND ENGAGEMENT OF ANTON & CHIA, LLP

Effective April 23, 2013, MaloneBailey, LLP (the "Former Accountant") resigned as the Company's independent registered public accounting firm.

The reports of the Former Accountant regarding the Company's financial statements for the fiscal years ended July 31, 2011 and July 31, 2012 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report of the Former Accountant on the Company's financial statements for the fiscal years ended July 31, 2011 and July 31, 2012 contained an explanatory paragraph which noted that there was substantial doubt about the Company's ability to continue as a going concern.

During the fiscal years ended July 31, 2011 and July 31, 2012, and during the period from July 31, 2012 to April 23, 2013, the date of resignation, (i) there were no disagreements with the Former Accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of the Former Accountant would have caused it to make reference to such disagreement in its reports; and (ii) there were no reportable events as defined in Item 304(a)(l)(v) of Regulation S-K.

The Company has provided the Former Accountant with a copy of the foregoing disclosures and requested that the Former Accountant furnish the Company with a letter addressed to the SEC stating whether or not it agrees with the above statements.  A copy of such letter is filed as Exhibit 16.1.

Effective April 23, 2013, the Board of Directors of the Company engaged Anton & Chia, LLP ("A&C") as its independent registered public accounting firm to audit the Company's financial statements for the Company's current fiscal year.

During the Company's two most recent fiscal years and through the interim periods preceding the engagement of A&C, the Company (a) has not engaged A&C as either the principal accountant to audit the Company's financial statements, or as an independent accountant to audit a significant subsidiary of the Company and on whom the principal accountant is expected to express reliance in its report; and (b) has not consulted with A&C regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and no written report or oral advice was provided to the Company by A&C concluding there was an important factor to be considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(l)(iv) of Regulation S-K or a reportable event, as that term is described in Item 304(a)(l)(v) of Regulation S-K.

RESIGNATION OF ANTON & CHIA, LLP AND RE-ENGAGEMENT OF MALONEBAILEY, LLP

On  May 28, 2013, we dismissed Anton & Chia LLP, 440 MacArthur Blvd, Suite 970, Newport Beach, CA 92660, as our independent registered public accounting firm.  The decision to dismiss Anton & Chia LLP as our independent registered public accounting firm was approved by our Board of Directors on May 28, 2013.  The reports of Anton & Chia LLP’s financial statements for our wholly-owned subsidiary, NuZee Co., Ltd, for the period of November 9, 2011 (inception) through September 30, 2012, did not contain an adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope, or accounting principle.

In connection with the audits of the NuZee Co., Ltd.'s financial statements for the period from November 9, 2011 through September 30, 2012 and the reviewed subsequent interim financial statements through December 31, 2012, there were no disagreements with the former accountants, Anton & Chia LLP, on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

On May 28, 2013, the Company engaged MaloneBailey, LLP, 10350 Richmond Avenue, Suite 800, Houston, Texas 77042 as its independent registered public accounting firm.  The decision to engage MaloneBailey, LLP as the Company's independent registered public accounting firm was approved by the Company's Board of Directors.

During the two most recent fiscal years and through May 28, 2013, the Company, nor any one on its behalf, did not consult MaloneBailey, LLP in regard to the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's Financial Statements, or any other matters or reportable events as defined in Item 304(a)(2)(i) and (ii) of Regulation S-K.

The Company provided a copy of the foregoing disclosures to Anton & Chia, LLP and requested that Anton & Chia, LLP furnish it with a letter addressed to the Securities & Exchange Commission stating whether or not it agrees with the statements in this Report.  A copy of the letter furnished in response to that request is filed as Exhibit 16.2.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As a smaller reporting company, we are not required to provide the information required by this item.

DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS AND OFFICERS

The following table sets forth the name, age and position of each of our directors, executive officers and significant employees for the fiscal year ended September 30, 2013.  Except as noted below each director will hold office until the next annual meeting of our stockholders or until his or her successor has been elected and qualified. Our executive officers are appointed by, and serve at the discretion of, the Board of Directors.

NAME	AGE	POSITION(S) AND OFFICE(S) HELD
Craig Hagopian	49	President, Chief Executive Officer, Director
Satoru Yukie	58	Chief Financial Officer, Treasurer, Secretary, Chief Operations Officer, Director
Fernando Corona	53	Director
Masa Higashida	42	Director (Chairman)
Arata Matsushima	52	Director

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

Craig Hagopian, President, CEO, Director

Mr. Hagopian possesses more than twenty-five years of sales and marketing experience and management experience.  Since 1998 Mr. Hagopian has managed organizations with full-line P&L responsibility of $30-40 million annually, including Founder and CMO of  xAd, a national digital advertising firm (2009-2012), President of V-Enable (2005-2009), CMO of Axesstel (OTCQB: AXST)  (2001-2004), and GM/VP of SkyTel consumer products group (1994-2001).   Mr. Hagopian is also the general partner with Bernardo International, Inc., a global investment and management firm. We believe that Mr. Hagopian's experience enables him to provide vision and leadership to Nuzee’s high-growth business plans.

Mr. Hagopian earned a Bachelor of Science in Business Administration from the University of Southern California (1987) with a dual emphasis in Financial Management and Entrepreneurship and an MBA from Duke University Fuqua School of Business in 2006.

Satoru Yukie, CFO, Treasurer, COO, Secretary and Director

Satoru Yukie is an experienced executive and for many successful companies in the past.  He successfully closed several rounds of fund raising and assisted in completing reverse mergers through which two start-ups, Axesstel, Inc.(OTCQB: AXST) and Franklin Wireless, Inc.(OTCBB:FKWL), became public companies.  From 2005 till 2008, Mr. Yukie was CEO of UI Magic, Inc., an advanced mobile application development company, and was responsible for the development of corporate structure, securing seed funds, managing projects with major mobile operators and international business development.  Since 2008, He has been Managing Director of Bernardo International, Inc., and aggressively pursuing his management and investment practice and is acting as an executive, advisor, and a member of the Board of Directors of several venture companies.

Masa Higashida, Director and Chairman of the Board

Masa Higashida is a successful business executive who has started numerous companies in the financial and consumer product industries.  Mr. Higashida started his career in the financial industry in Nagoya Japan and quickly saw an opportunity to expand operations and moved to Seoul, Korea where he established Won Cashing in 2002.  He served as their CEO and grew Won Cashing became the number three consumer loan company in Korea.  He successfully sold the company to a major financial institution in October of 2010.  Following Won Cashing exit, Mr. Higashida established FROM EAST PTE LTD., in Singapore as an investment company where he is the Managing Director.  Mr. Higashida then moved to New Zealand and established iSpring LTD. to help provide quality drinking water in Japan following the Tsunami of 2011.  From iSpring Mr. Higashida helped establish Nuzee to market and distribute quality products in the United States.

Fernando Corona, Director

Fernando Corona brings 30 years of experience in the IT and Wireless industry with Fortune 500 and startup companies to the Nuzee board. He has worked with both, consumer and commercial products as well as various channels that include retail, distribution, Internet, and MNOs. Mr. Corona has held the following CEO and senior executive positions:  VP/GM at Cricket Wireless 2005-2011, CEO at V-Enable 2002-2005 SVP at Packet Video 2000-2002, CEO at Tandberg Data 1998-2000, VP/GM at Allied Telesyn 1995-1997, VP at Western Digital 1989-1995, Director at Maxtor (1987-1989) and National Account Manager at AST Research (1983-1987)

Arata Matsushima, Director

Mr. Matsushima is a 25 year veteran of the broadcast media industry.  Since 2009, Mr. Matsushima  has served as the president of Pine Isle Inc. a consulting company based in Santa Monica, California where he provides advisory services to the Sony Group, Dentsu, and the Japanese Foreign Ministry.  Prior to Pine Isle Inc.,  Mr. Matsushima has held executive positions in Sony group as the VP of CEO strategic office based in Tokyo, VP of Strategic Planning and Business Alliance in Sony Corporation of America based in New York, VP in Sony Pictures Entertainment based in Culver City.

From 2007 to 2009, Mr. Matsushima worked with Borden & Rosenbush Entertainment where he developed and executive produced several movies and television series including “American Pastime” distributed by Warner Brothers, “American Mall” released by MTV, and “Dance” distributed by Telemundo.  From 2001 through 2007 he has held various executive positions in Sony group as the VP the strategic office at Sony Corporation headquarters in Tokyo, VP at Strategic Planning and Business Alliances at Sony Corporation of America based in New York, VP at Sony Pictures Entertainment based in Culver City, California.  Between 1985 and 2002, he worked for TV Tokyo Corporation, a Japanese TV Network as a journalist and business news producer.  Various executive positions including Bureau Chief of Brussels 1991-1994, Bureau Chief of Moscow 1994-1997, Bureau Chief of New York 2000-2001.

He earned a Bachelor of Science in Political Sciences at the Law Faculty from the Keio University in Tokyo Japan.

TERM OF OFFICE

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

SIGNIFICANT EMPLOYEES

We have no significant employees other than the officers described above.

FAMILY RELATIONSHIPS

There are no family relationships among our directors or officers.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.      any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.      any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.      being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.      being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

The functions of the Audit Committee are to recommend to the Board of Directors the appointment of independent auditors for the Company and to analyze the reports and recommendations of such auditors. The committee also monitors the adequacy and effectiveness of the Company's financial controls and reporting procedures.  The Company established an Audit Committee in December 2013, after the end of our Fiscal 2013 year-end.  The Audit Committee does not meet on a regular basis, but only as circumstances require.  The Company has not designated any member of its Audit Committee as a Financial Expert.

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS

Pursuant to Nevada Law, our Articles of Incorporation exclude personal liability for our Directors and Officers for monetary damages based upon any violation of their fiduciary duties as Directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a Director or Officer receives an improper personal benefit. This exclusion of liability does not limit any right which a Director or Officer may have to be indemnified and does not affect any Director's or Officer’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors and officers against expenses, judgments, and amounts paid in settlement in connection with any claim against a Director or officer if he or she acted in good faith and in a manner he believed to be in our best interests.

EXECUTIVE COMPENSATION

The following table sets for forth the compensation paid by us for the last three fiscal years. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid or named executive officers.

						Non-	Nonqualified
						Equity	Deferred	All
Name						Incentive	Compensa-	Other
and				Stock	Option	Plan	tion	Compen-
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Position	Year	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)	(US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Craig Hagopian (1)	2013	66,346	0	0	0	0	0	0	66,346
	2012	0	0	0	0	0	0	0	0
	2011	0	0	0	0	0	0	0	0
Satoru Yukie (2)	2013	66,346	0	0	0	0	0	0	66,346
	2012	0	0	0	0	0	0	0	0
	2011	0	0	0	0	0	0	0	0
Haisam Hamie (3)	2013	0	0	0	0	0	0	0	0
	2012	0	0	0	0	0	0	0	0
	2011	0	0	0	0	0	0	0	0

(1)     Craig Hagopian was appointed as our President and Chief Executive Officer on April 19, 2013.

(2)     Satoru Yukie was appointed as our Chief Financial Officer, Treasurer, Secretary, Chief Operations Officer on April 19, 2013.

(3)     Haisam Hammie resigned as the Company's sole officer on the closing of the Share Exchange Agreement on April 19, 2013.

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officers.

NARRATIVE DISCLOSURE TO THE SUMMARY COMPENSATION TABLE

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors from time to time. We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
Craig Hagopian	0	1,500,000	1,500,000	$0.48	10/22/2023	0	0	0	0

Satoru Yukie	0	1,333,333	1,333,333	$0.48	10/22/2023	0	0	0	0

EXECUTIVE EMPLOYMENT AGREEMENTS AS A RESULT OF THE SHARE EXCHANGE

Mr. Hagopian and Mr. Yukie entered into Executive Employment Agreements with the Company on the date of the Share Exchange to be effective on May 1, 2013. The terms of the agreements are:

Craig Hagopian: Mr. Hagopian will be employed at will. For services as President and Chief Executive Officer, Mr. Hagopian will receive a salary of $150,000 per year plus health insurance reimbursement. Mr. Hagopian may also be eligible to receive quarterly bonuses up to $25,000 based on milestones to be agreed upon by both the Company and Mr. Hagopian.  Upon approval by the Board of an Equity and Incentive Plan (which is not in existence at present), Mr. Hagopian will be given an option to purchase no less than 4.5% of the Company's stock ("Option"), based on the fully-diluted capitalization of the Company as of the date Mr. Hagopian entered into the Employment Agreement. Mr. Hagopian's Options shall vest as follows: 25% upon execution of Executive Employment Agreement, and the balance in equal installments on the last day of each month for eighteen months thereafter, subject to Mr. Hagopian's ongoing employment with the Company. A copy of Mr. Hagopian's Executive Employment Agreement is included with this filing as Exhibit 10.1.

Satoru Yukie: Mr. Yukie will be employed at will. For services as Chief Financial Officer, Treasurer, Secretary, and Chief Operations Officer. Mr. Yukie will receive a salary of $150,000 per year plus health insurance reimbursement. Mr. Yukie may also be eligible to receive quarterly bonuses up to $25,000 based on milestones to be agreed upon by both the Company and Mr. Yukie. Upon approval by the Board of an Equity and Incentive Plan (which is not in existence at present), Mr. Yukie will be given an option to purchase no less than 4% of the Company's stock ("Option"), based on the fully-diluted capitalization of the Company as of the date Mr. Yukie entered into the Employment Agreement. Mr. Yukie's Options shall vest as follows: 25% upon execution of Executive Employment Agreement, and the balance in equal installments on the last day of each month for eighteen months thereafter, subject to Mr. Yukie's ongoing employment with the Company. A copy of Mr. Yukie's Executive Employment Agreement is included with this filing as Exhibit 10.2.

COMPENSATION OF DIRECTORS

No director received or accrued any compensation for his or her services as a director since our inception. We have no formal plan for compensating our directors for their services in their capacity as directors. Our directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director.

LONG-TERM INCENTIVE PLAN AWARDS

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of May 1, 2014, the beneficial ownership of our common stock by each executive officer and director, by each person known by us to beneficially own more than 5% of the our common stock and by the executive officers and directors as a group. Except as otherwise indicated, all shares are owned directly and the percentage shown is based on 29,865,357 shares of common stock issued and outstanding on May 1, 2014.

Title of Class	Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class(1)
Executive Officers and Directors
Common	Masa Higashida	14,233,633	49.10
Common	Arata Matsushima	1,520,000	5.24
Common	Satoru Yukie	1,520,000	5.24
Common	Craig Hagopian	1,216,000	4.19
Total of All Executive Officers and Directors		18,489,633	63.77
Shareholders Holding 5% or Greater
Common	Masa Higashida	14,233,633	49.10
Common	Arata Matsushima	1,520,000	5.24
Common	Satoru Yukie	1,520,000	5.24
Common	Travis Gorney	1,520,000	5.24
Total of All Shareholders With 5% or Greater		18,793,633	64.82

(1)  As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

 The persons named above have full voting and investment power with respect to the shares indicated.  Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

(2)  Travis Gorney is the owner of 60% of PBB's outstanding common stock

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company purchased $10,454 of skin care products, for resale, from an entity controlled by the Company’s majority shareholder. Those items are included in inventory at September 30, 2012. During 2012, the Company has received advances, from its majority shareholder totaling, $150,014, due on demand, which are included with other liabilities on the Balance Sheet.

During fiscal year ended September 30, 2013, the Company issued 1,247,583 common stocks to convert $149,710 of advance from shareholders. The company also received $50,000 in exchange for a note, from its majority shareholder, which are due on January 9, 2016 and bear interest rate of 2% per annum. As of September 30, 2013, the Company had a balance of $50,000 of advance from shareholders’.

During the year ended September 30, 2013, the Company made a deposit of $139,661 towards the purchase of skin care products, for resale, from an entity controlled by the Company’s majority shareholder. Subsequent to this commitment, the Company decided to discontinue the sale of skin care products, and cancelled the purchase order. The Company has requested a return of the deposit from the supplier, and this amount is reflected as a related party receivable. Subsequent to September 30, 2013, the Company had entered into a Compromise Agreement to settle the related party receivable. See note 8 to our financial statements below.

DIRECTOR INDEPENDENCE

We are not currently a “listed company” under SEC rules and are therefore not required to have a Board comprised of a majority of independent directors or separate committees comprised of independent directors. We consider Fernando Corona and Arata Matsushima independent directors as the term “independent” is defined by the rules of the NASDAQ Stock Market.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

As a smaller reporting company, we are not required to provide the information required by this item.

DISCLOSURE OF COMMISSION POSITION OF

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBITS

The following exhibits are hereby filed as part of this registration statement:

EXHIBIT NO.	DESCRIPTION
2.1	Share Exchange Agreement by and among the Company, NuZee, and the shareholders of NuZee dated April 19, 2013( [1])
2.3	Agreement and Plan of Merger between Nuzee, Inc. and NuZee Co., Ltd. dated November 29, 2013. ( [2])
2.4	Articles of Exchange between Nuzee, Inc. and Nuzee Co., Ltd. as filed with the Nevada Secretary of State on December 19, 2013. (2)
3.1	Articles of Incorporation dated July 15, 2011. ( [3])
3.2	Certificate of Amendment to Articles of Incorporation dated May 02, 2013 ( [4])
3.3	Bylaws (2)
3.4	First Amended and Restated Bylaws of NuZee, Inc. dated January 6, 2014 (2)
5.1	Opinion and Consent of Synergen Law Group, APC
10.1	Management Employment Agreement with Mr. Hagopian dated April 23, 2013 (1)
10.2	Management Employment Agreement with Mr. Yukie dated April 23, 2013 (1)

[1]   Previously filed with the SEC on April 25, 2013 as part of our Form 8-K.

[2]   Previously filed with the SEC on January 13, 2014 as part of our Form 8-K.

[3]   Previously filed with the SEC on September 6, 2011 as part of our Registration Statement on Form S-1.

[4]   Previously filed with the SEC on April 25, 2013 as part of our Current Report on Form 8-K

10.3	Trademark License Agreement with Naturex re: Svetol dated October 11, 2013
10.4	Trademark License Agreement with Naturex re: Cereboost dated October 11, 2013
10.5	Service Agreement with San Diego Coffee, Tea & Spice, Inc. dated March 7, 2014
16.1	Letter from MaloneBailey LLP dated June 18, 2014
16.2	Letter from Anton & Chia, LLP dated June 18, 2014

UNDERTAKINGS

(A)      The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a  post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the   Securities Act of 1933;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment of the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which  was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of  prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and  the offering of such securities at that time shall be deemed to be the      initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each   prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to the purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or  made in any such document immediately prior to such date of first use.

(B)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Diego, State of California on June 18, 2014

NUZEE, INC.

/s/ Craig Hagopian
By: Craig Hagopian, President, CEO, Director
(Principal Executive Officer

 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: June 18, 2014	/s/ Satoru Yukie
By: Satoru Yukie, Chief Financial Officer, Treasurer, Secretary, COO, Director
(Principal Financial Officer)

Date: June 18, 2014	/s/ Fernando Corona
By: Fernando Corona, Director